UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 20, 2020

Verb Technology Company, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-38834	90-1118043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2210 Newport Boulevard, Suite 200 Newport Beach, California	92663
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:	(855) 250-2300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	VERB	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	VERBW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

As reported on Form 8-K dated February 25, 2020, Verb Technology Company, Inc., a Nevada corporation (“we,” “our,” or the “Company”), initiated a private placement (our “Private Placement”) on February 5, 2020 for the sale and issuance of up to five million shares of our common stock, $0.0001 par value per share (“Common Stock”) at a per-share price of $1.20 (representing a 20% discount to the $1.50 closing price of our Common Stock on that day), solely to accredited investors pursuant to the terms of a Subscription Agreement by and among the Private Placement investors and the Company (the “Subscription Agreement”). On February 25, 2020, we had an initial closing (our “Initial Closing”) of our Private Placement of Common Stock. In our Initial Closing, we sold and issued 1,610,833 shares of our Common Stock for gross proceeds of $1,933,000. We have not granted any warrants or options to the investors in our Private Placement. Further, we have not provided any registration rights, anti-dilution rights, conversion rights, or any other rights or preferences to the investors in our Private Placement.

On March 20, 2020, we had a second closing (the “Second Closing”) of our Private Placement of our Common Stock. The Common Stock that we sold and issued in our Second Closing constitutes privately placed restricted securities solely to accredited investors. In our Second Closing, we sold and issued 1,657,000 shares of our Common Stock at a price per share of $1.20 for gross proceeds of $1,988,400 pursuant to the terms of the Subscription Agreement. We currently anticipate that we may have further closings of our Private Placement through and including March 31, 2020, although we cannot provide any assurances of the possibility or probability of any further closings or the sale and issuance of any additional shares of our Common Stock in our Private Placement. Accordingly, through March 20, 2020 by virtue of the Initial Closing and the Second Closing, we have received total gross proceeds of $3,921,400. We intend to use the net proceeds from our Private Placement for general corporate purposes.

Our Private Placement is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) thereof and/or Rule 506 of Regulation D and Regulation S thereunder, each as promulgated by the Securities and Exchange Commission (the “Commission”). Our Private Placement was managed by the Company; however, in connection with our Second Closing, we paid a non-U.S. based consultant (i) as a cash fee, an aggregate amount of $192,240 (or 10% of the gross proceeds of our Second Closing), (ii) as a non-accountable expense allowance, an aggregate of $38,448 (or 2% of the gross proceeds of our Second Closing), (iii) five-year warrants, exercisable for an aggregate of up to 160,199 shares of our Common stock at a cash-only exercise price of $1.92 per share, and (iv) 100,000 shares of our Common Stock. We made the above-referenced payments only in respect of that portion of the gross proceeds from our Second Closing for investors introduced to us by the consultant.

A description of the Subscription Agreement is set forth in the Company’s Current Report on Form 8-K for February 25, 2020 filed with the Commission on February 25, 2020 and is incorporated herein by this reference.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to our Private Placement, as described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference into this Item 3.02 in its entirety, we sold and issued our Common Stock to “accredited investors,” as that term is defined in the Securities Act, in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D and/or Regulation S thereunder and, if and as relevant, corresponding provisions of state securities or “blue sky” laws. The investors in our Private Placement represented that they acquired their respective securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, none of the securities that we sold and issued or granted, all as referenced in this Current Report on Form 8-K, has been registered under the Securities Act and none of such securities may be offered or sold in the United States absent the registration thereof or an exemption from registration under the Securities Act and any applicable state securities laws.

Neither this Current Report on Form 8-K nor any exhibit attached hereto constitutes an offer to sell or the solicitation of an offer to buy securities of the Company, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2020	Verb Technology Company, Inc.

	By:	/s/ Rory J. Cutaia
	Name:	Rory J. Cutaia
	Title:	President and Chief Executive Officer

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